Exhibit 4.49

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

SUBSCRIBER AGREEMENT

This Subscriber Agreement (hereinafter “Agreement”) is entered into and is effective from 18 January, 2015 (“Effective Date”) at Delhi by and between

InterGlobe Technologies Inc., a company incorporated under the laws of USA, having its registered office at 303, Fifth Avenue #1608, New York, NY 10016, United States of America (hereinafter referred to as “IGT) of the One Part;

And

ibibo Group Private Limited, a Company incorporated under the Companies Act 1956, (India) having its registered offices at F-130, Ground Floor, Street No.7, Pandav Nagar, New Delhi -110091 (hereinafter referred to as “ibibo”) of the Other Part.

IGT and ibibo will be referred to individually as ‘Party’ and collectively as ‘Parties’

WHEREAS:

1.	ibibo inter-alia owns and operates an online travel portal in India at URL www.goibibo.com (“Website”) whereby various web-based travel solutions are provided to customers;

2.	A company called Travelport Global Distribution System B.V. (“Travelport”) owns and operates a Global Distribution System (GDS) called “Galileo System” worldwide and has appointed IGT to provide access to Galileo System to select travel agents.

3.	ibibo aims to provide efficient and value added services to its customers and therefore is interested in using the Galileo System in order to have access to reservation functionality for its Website and IGT has agreed to provide the access to Galileo System to ibibo, subject to the terms and conditions set out herein.

NOW THIS AGREEMENT WITNESSETH AS UNDER:

1.	SCOPE OF THIS AGREEMENT

From the Effective Date, ibibo shall use the Galileo System as one of its GDS and transact on the Galileo System, Segments (more specifically described in Clause 3), for all its operations in India and in future global operations, if any, every year during the term of this Agreement. For this purpose, IGT will provide access of the necessary software to ibibo.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

2.	The Parties agree that ibibo shall not be required to meet any minimum and/or maximum commitment of transacting Segments on the Galileo System.

OBLIGATIONS OF PARTIES

2.1	OBLIGATIONS OF IGT:

In accordance with and subject to the terms and conditions of this Agreement:

a.	Galileo System: IGT shall provide access to ibibo of the Galileo System in pursuance to the rights granted by Travelport to IGT under the Distribution Agreement. For the purpose of using the Galileo System, for obtaining information about schedules, fares, seat availability, etc. and other services of vendors and for making bookings that are not abusive, speculative, fictitious or duplicative, IGT shall provide access to the software products listed in Schedule A (“Software”). Ibibo hereby acknowledges that Galileo System is owned and operated by Travelport Global Distribution System B.V. and IGT is an authorised provider of Galileo System to ibibo and not an agent of Travelport Global Distribution System B.V. IGT warrants and represents that a maximum uptime of 99.9 percent of the Galileo System is guaranteed to ibibo. In the event of any scheduled maintenance of GDS, IGT shall give prior notification of atleast 3 daysto ibibo. Scheduled maintenance shall take place for not more than 10 times annually.

b.	Software Updation: IGT may, from time to time provide new releases, enhancements or modifications of the Software (“Software Updation”) within 30 days of the same being released and ibibo shall install such new releases, enhancements or modifications and implement the same within 30 business days of delivery of the same by IGT. In the event of Software Updation leading to any malfunction or damages to ibibo’s system and adversely effecting booking conversion rates, the same shall be considered material breach of this Agreement. Ibibo shall have a right to terminate the Agreement with immediate effect if such material breach is not cured within 10 days of the breach being intimated to IGT. Ibibo shall have the right to switch to other GDS providers from the time of notification of such malfunction to IGT and bookings done post the time of notification shall not fall within the purview of XXXX commitment of Ibibo provided herein.

c. Installation and Maintenance of Software: IGT (or its appointed sub-contractors) will install the Software at location(s) specified by ibibo (“Location(s)”) to enable ibibo to do bookings using the Galileo System. Upon completion of such installation ibibo shall be deemed to have accepted such Software. IGT shall have the right to remove or block the Software from the Location(s), only in the event of any Material Breach of any provision of this Agreement by ibibo and ibibo does not rectify such Material Breach within 48 hours of being notified by IGT of the same.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

d. IGT shall have the obligation of keeping the ibibo’s customer data confidential and shall be used for the purposes of this Agreement only. Breach of this clause by IGTleading to unauthorised disclosure of the ibibo’s consumer or/ and booking data shall be considered material breach of this Agreement. In such an event Ibibo shall be entitled to terminate this Agreement with immediate effect and claim damages as provided belowin the Agreement, besides any other right which ibibo may have.

2.2	OBLIGATIONS OF IBIBO

a.	ibibo shall use the Galileo System as one of its GDS for making bookings from its operations in India during the Term.

b.	ibibo shall not without the prior written consent of IGT, (i) modify, enhance or make copies of the whole or any part of the Software; or (ii) permit the whole or any part of the Software to be combined with or incorporated in any other computer program or software; or (iii) reverse compile or adapt the whole or any part of the Software.

c.	ibibo acknowledges that the Software shall at all times be under the ownership of Travelport and IGT shall be responsible for providing access to such Software to enable ibibo to make bookings using the Galileo System as per the terms of this Agreement. ibibo shall take all precautions to prevent any unauthorised use of the Galileo System, and any user sign-on identity assigned to ibibo.

d.	ibibo shall maintain and use appropriate and up-to-date virus protection procedures and software, shall establish and maintain reasonable and practically feasible safeguards against the destruction, loss or unauthorized alteration of the Software and the Galileo System., ibibo agrees to access the principal display i.e. a comprehensive neutral display of data concerning air services (and rail carriers where applicable) between city-pairs within a specified time period, for each individual transaction involving air carriers or rail carriers, as applicable, and agrees not to manipulate data supplied by the Galileo System in a manner that would result in the inaccurate, misleading or discriminating presentation of information to its customers.

e.	ibibo shall not intentionally make any flight, hotel, rail, cruise, rental car or other reservation on the Galileo System without a specific customer request made in good faith and shall not make any reservations which are abusive, speculative, fictitious or duplicative.ibibo shall not make any deliberate reservation for fares where reasonable enquiry by ibibo would show that such fares had been incorrectly quoted through the Galileo System.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

f.	ibibo shall comply with all regulations of the International Air Transport Association “IATA” including the Billing and Settlement Plan, and other travel industry, governmental and regulatory laws, regulations and rules relevant to this Agreement.

g.	Parties shall indemnify each other in respect of any direct loss or damage which either party incurs as a result of a failure by either party to comply with any provisions of this Agreement.

h.	ibibo may make live test bookings by using the Galileo System,, provided that such bookings are cancelled promptly thereafter.

i.	ibibo hereby grants to IGT the non-exclusive right to use ibibo’s name, logo, and marks in promotional and marketing materials (e.g. sales presentation, customer newsletters) of IGT and/or its affiliates. IGT hereby grants to ibibo the non-exclusive right to use IGT’s name, logo, and marks in promotional and marketing materials (e.g. sales presentation, customer newsletters) of IGT only within the scope of this Agreement for the duration of this Agreement. The non-exclusive right to use either Party’s name, logo, and marks in promotional and marketing materials (e.g. sales presentation, customer newsletters) is subject to obtaining prior written approval of the Party granting such use. Additionally, either Party’s name, logo, and marks being used for purposes of this Agreement will be of the version as instructed by that Party.

3.	CONSIDERATION & TAXES:

Segments/Eligible Bookings: A Segment means booking for either (i) travel of one passenger over one leg of a journey on a direct flight operated by a single aircraft under a single flight number (“Air-Segment”); or (ii) a non-air booking for car, railways or hotel (“Non-Air Segment”). Eligible booking of Segments shall be those bookings made by ibibo on the Galileo System divided by the total number of bookings made by ibibo on all GDS’s during a particular month of the Term, then multiplied by 100 (e.g., 0.5 x 100 = 50%) (“Eligible Booking”). Galileo Billing Information will be used to measure the number of Eligible Bookings made by ibibo and MIDT will be used to measure the number of bookings made by ibibo through other GDS’s.

For avoidance of doubt, when calculating the Galileo’s Share of Eligible Bookings, IGT shall exclude the following bookings from MIDT data (i) bookings not available on the Galileo System and (ii) bookings made when the software connectivity provided by Galileo for accessing Galileo GDS is down and ibibo is not able to access Galileo GDS and (iii) Non Eligible bookings as defined below.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

In the event of any dispute between the Galileo Billing Information and ibibo’s own booking information system, ibibo shall provide the data including the PNRs related to Eligible Bookings to IGT.

Any dispute pertaining to reconciliation of data related to Eligible Bookings should be resolved by mutual consent of both the Parties within two weeks of either of the Party raising the dispute.

IGT further agrees and acknowledges that following bookings (Non Eligible bookings) materialised by Ibibo shall not fall within the scope of this Agreement and is outside the purview of ibibo’s commitment of XXXX of the total segment bookings on Galileo GDS under this Agreement. The commitment of XXXX shall be applicable for the total segment bookings made by ibibo in a period of 12 months and shall be calculated accordingly by both the Parties and may be reviewed post negotiations and discussions by mutual consent of both the Parties through an addendum to this Agreement.

“Non-Eligible Bookings” are, for the purpose of this Agreement:

(i)	Unproductive bookings XXXX,

(ii)	Passive and ghost bookings,

(iii)	All Domestic and International Bookings for which productivity incentives mentioned under Schedule B are not applicable including but not limited to bookings through other GDSs, bookings through direct API integration for airlines or bookings wherein IGT does not pay the booking incentives generally, as detailed in Schedule -B--.

(iv)	IGT agrees and acknowledges that such bookings materialised by Ibibo shall not fall within the scope of this Agreement and is outside the purview of ibibo’s commitment of XXXX of the total segment bookings on Galileo GDS under this Agreement,

(v)	Bookings which are subsequently found to be speculative, duplicative, fictitious

a.	Addition of a Domestic and International Airline: Parties agree that in the event that a domestic and International airline begins its participation in the GDS System after the Effective Date, the parties shall negotiate, in good faith, the productivity incentive rate for segments generated with respect to such airline. No productivity incentives shall be paid for such segments unless the parties conclude their negotiations and reduce their understanding in writing. In the event the productivity incentive rate for the new airlines is not

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

in accordance with the negotiations between the two parties, the bookings for such new airlines shall not fall within the ambit of commitment of XXXX of the total segment bookings on Galileo GDS by ibibo mentioned herein. If any bookings were completed in the interim period of negotiations being conducted, such bookings shall not fall within the purview of XXXX commitment given by IBIBO and IGT will pay for such bookings on commercials agreed separately not within the scope of this Agreement.

b.	Taxes: All payments by IGT to ibibo under this Agreement will be subject to applicable withholding taxes which will be fully borne by ibibo. IGT will arrange to issue the prescribed withholding tax certificate. It is hereby agreed that all payments by IGT to ibibo under this Agreement or otherwise are all inclusive and applicable of any other indirect taxes, if any, including but not limited to value add, transaction, usage, custom and service tax which shall be entirely borne and paid by ibibo, and IGT will have no liability towards any taxes whatsoever.

4.	LIMITED LIABILITY:

Except as provided in Fare Guarantee Policy as attached hereto as Schedule C, IGT makes no representation or warranty regarding the Galileo System or its performance or the accuracy or reliability of Software and/or information provided to ibibo and the same are made available to ibibo on an ‘as is’ basis, and ibibo hereby releases and waives any claims against IGT concerning the Software and/or information or the accuracy or reliability thereof.

a.	In no event will IGT or ibibo be liable for any indirect, incidental, special, punitive, exemplary or consequential damages resulting from, (i) loss of data or use, loss of revenue, loss of profits, loss of contracts, loss of anticipated savings, loss of goodwill or third party claims; or (ii) any losses or damages that are indirect or secondary consequences of any act or omission of the Parties, or their employees, representatives or sub-contractors, whether such losses or damages were reasonably foreseeable or actually foreseen. Notwithstanding anything to the contrary herein set out, in no event shall ibibo’s liability exceed the total incentive received by ibibo in the last two quarters preceding the quarter in which a cause of action arises.

The Parties agree that IGT shall indemnify, defend and hold ibibo harmless from and against all losses, costs, claims, charges, expenses, damages or liabilities (including legal fees and other dispute resolution costs) that ibibo may suffer or incur as a result of claim by any third party due to any unauthorised disclosure of ibibo’s customers’ data for reasons attributable directly to IGT. In no event, shall IGT’s liability to indemnify for such losses, costs, claims, charges, expenses, damages or liabilities (including legal fees and other dispute resolution costs) exceed XXXX.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

b.	Notwithstanding anything contained herein, in the event of any conflict between this Agreement and the Fare Guarantee Policy, the terms of this Agreement shall prevail.

5.	PROPRIETARY RIGHTS AND DATA PROTECTION:

ibibo agrees and acknowledges that it does not, by virtue of this Agreement, acquire any Intellectual Property Rights, proprietary rights or other rights in or to: (i) the Galileo System and the data stored in or accessed via the Galileo System; or (ii) any software, documentation, trademarks or service marks of IGT or provided by IGT; or (iii) any related materials used in connection with the Galileo System. ‘Intellectual Property Rights’ means copyright and all other intellectual property rights, including, without limitation, patents, trademarks, service marks, designs, domain names, database rights (whether registered or unregistered) and any other similar protected rights in any country.

6.	DATA PROTECTION:

IGT will comply with the Information Technology (Reasonable security practices and procedures and sensitive personal data or information) Rules, 2011 applicable in India in relation to the services hereunder,. Ibibo shall comply with all data security laws applicable to them in the markets where they operate and which relate to the activities contemplated under this Agreement. IGT shall maintain standard environmental, safety and facility procedures and back-up procedures and other safeguards, in accordance with generally accepted industry standards

7. TERM AND TERMINATION:

a.	This Agreement shall come into effect from the Effective Date and remain in full force and effect for an initial period of 2 years(“Initial Term”). After expiry of the Initial Term, the parties may renew the Agreement on mutually agreed terms and conditions (“Term”).

b.	Either party shall have the right to forthwith terminate this Agreement by giving written notice to the other party of atleast 48 hours, if the other party ceases or threatens to cease to carry on business or if the other party goes into liquidation (except for the purposes of amalgamation or reconstruction and so

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

that the resulting company effectively agrees to be bound by or assume the obligations imposed under this Agreement). The parties shall conduct reconciliation for the bookings done before the termination date of this Agreement and any undisputed and unutilized advance amount(if required) shall be returned to IGT within 30 days of termination of the Agreement.In the event of any shortfall of the upfront advance given by IGT during the Term of the Agreement, the same shall be paid to IBIBO within 30 days of Termination of this Agreement.

c.	Either Party can terminate this Agreement if the other party does not comply with the material terms and conditions of this Agreement and such non-compliance constitutes a Material Breach of Agreement and the other party does not rectify the breach within 10 days from the non-breaching party’s written notice specifying the breach. Any such notice shall describe in detail the facts and circumstances supporting the allegation of breach.

d.	Subject to clause 2.2 (d) above, if in the event there is persistent degradation in response times on Galileo System as compared to other GDS’s or in its own past performance and is having a material impact on ibibo’s business, then, ibibo will notify IGT in writing of such instances with documentary evidence.Persistent degradation may include but is not limited to any technical issue or malfunction with the Galileo system adversely effecting ibibo’s conversion rates on account of response time, non availability of inventory and pricing information.IGT shall within 10 days from such intimation and upon substantiation of such degradation, arrange for remedial action, failing which ibibo may terminate the Agreement immediately. During the period from the date of intimation till the expiry of the above mentioned period of 10 days, ibibo shall have the option to use other GDS providers to materialise the bookings. Bookings through such other GDS providers shall not be within the ambit of this Agreement and ibibo’s commitment to make XXXX bookings through Galileo System mentioned herein shall not be applicable in such an event.

e.	Material breach shall imply breach of Clause 2.1(a) (b)& (d), Clause 2.2, Clause 3, Clause 4, Clause 6, Clause 7(d), Clause 8 (“Material Breach”).

f.	In the event that the Agreement is terminated for any reason during the Term, other than for reasons pursuant to sub clauses (b), (c) and (d) above, ibibo agrees to refund as on the date of termination, without the requirement of notice or demand, the balance of upfront advance paid by IGT to ibibo under this Agreement, outstanding on the date of termination of the agreement, . Along with the refund of the upfront advance, ibibo shall also be liable to pay XXXX calculated on the balance outstanding.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

g.	Consequences of Termination: Upon the termination of this Agreement for any reason:

i.	ibibo shall immediately stop accessing the Galileo System and representing itself as being connected with the Galileo System in any way; and

ii.	any sum owing by either party to the other pursuant to this Agreement shall be immediately payable.

h.	Any provision of this Agreement which by its nature survives termination shall continue in full force and effect after termination of this Agreement.

8. REPRESENTATION AND WARRANTIES

8.1	Each party represents, warrants and undertakes to the other party as follows:

a.	the party has the capacity and authority to enter into this Agreement;

b.	the persons executing this Agreement on behalf of the party have been duly authorized to do so;

c.	this Agreement and the obligations created hereunder are binding upon the party and enforceable against the party in accordance with their terms and do not and will not violate the terms of any other agreement, or any judgment or court order, by which the party is bound;

d.	there is no proceeding pending which to the party’s knowledge, challenges or may have a material adverse impact on this Agreement or the ability of the party to perform its obligations pursuant to this Agreement; and

e.	it has not withheld any information which is required for effective performance of the contractual obligations under this Agreement and that information’s provided to the other party by the party are complete, true and accurate to the best of its knowledge and belief.

8.2	Each party acknowledges that the other party has entered into this Agreement in reliance on the representations, warranties and undertakings set out.

8.3	IGT represents and warrants that it is authorized and possesses all the requisite approvals and authorisationsfromTravelport to provide access to Galileo System to select travel agents.

8.4	IGT represents and warrants that it shall not share or usethe Customer data acquired from ibibo through bookings completed on the Galileo GDS for any other purposes or benefit of the any third Party or competitors of ibibo except for the purposes defined within the scope of this Agreement.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

9. MISCELLANEOUS:

a.	Assignment – Either party may assign their respective obligations under this Agreement to any of it’s affiliate companies with intimation to and without the prior written consent of the other party. Neither party shall assign its rights nor obligations to a third party without the prior written consent of the other party.

b.	Relationship – This Agreement is entered into on principal-to-principal basis and nothing in this Agreement shall create or be deemed to create, a joint venture, partnership, or the relationship of principal and agent, between the parties.

c.	Modification and Entire Agreement– This Agreement may not be modified except by an instrument in writing duly executed by or on behalf of the parties. This Agreement supersedes any and all previous agreement or arrangement, letter of offer/intent etc. Between the parties or any of them relating to the subject matter of this Agreement.

d.	Confidentiality – The parties hereby agree not to disclose any terms of this Agreement and document or information exchanged between the parties whether written or oral during the Term or any time thereafter, without the prior written consent of the other party unless such disclosure is required by law or any regulatory authority.

e.	Force Majeure– If the performance by either party of any of its obligations under this Agreement is prevented or delayed by force majeure for a continuous period in excess of 15 days, the other party shall be entitled to terminate this Agreement with immediate effect by giving written notice to the party so affected. There shall be no adverse financial implications on ibibo if it terminates Agreement on grounds of force majeure. The Parties further agree that neither Party shall be discharged of its financial obligations towards the other Party upon the occurrence of a force majeure event.

f.	Severability– If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part or is so rendered by any applicable code, regulation or law, such provision or the relevant part of the affected provision, as the case may be, shall be deemed deleted without prejudice to the remainder of the affected provision and the remaining provisions of this Agreement.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

g.	Non Solicitation: Neither party (or any Affiliate of that party) may directly or indirectly solicit or entice away from the other party (or any Affiliate of that party) any person who, at the relevant time, is employed by the other party or its Affiliates, whether or not that person would commit a breach of contract by reason of leaving. This prohibition on solicitation shall also apply to past- employees of a party or an Affiliate of a party, who left the employment of a party or Affiliate less than 12 months prior to the date of solicitation.

“Affiliate” with respect to any Party, means a legal person including any Company, corporation, association or other entity, which, directly or indirectly, through one or more intermediaries, Controls or is controlled by or is under common control, with such Party.

The term “Control” shall mean, directly or indirectly,

(a)	The ownership or control of more than 50 percent of the voting share capital of such party, or

(b)	The ability to direct the casting of more than 50 percent of the votes exercisable at the general meetings of such party on all matters, or

(c)	The right to appoint or remove the majority of the directors of such party, or

(d)	The power to direct the management or Policies of such entity by contract.

h.	Notices – Any notice required or authorised by this Agreement to be given by either party to the other must be in writing and may be delivered by hand or sent by pre-paid registered post; or sent by fax transmission to the other party at the address or fax number appearing below, or to such other address or fax number as may be notified in writing by that other party from time to time in accordance with this provision.

For InterGIobe Technologies Inc.	For ibibo Group Private Limited
Attention: Legal Team	Attention: Legal Team
303, Fifth Avenue #1608,	F-130, Ground Floor,
New York, NY 10016	Street No.7,
United States of America	Pandav Nagar,
New Delhi – 110091

i.	Jurisdiction – This Agreement shall be governed by Indian law and the parties irrevocably submit to the exclusive jurisdiction of the courts of Delhi.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

j.	Dispute Resolution

i.	In case of any dispute, the parties shall refer by notice in writing such dispute between the parties arising out of or relating to this Agreement to their respective authorised persons. The below mentioned authorized persons shall amicably attempt to the resolve the dispute within 45 days of receipt of such notice. Failing which, such dispute shall be referred to arbitration in accordance with the provisions set out herein.

•	For ibibo: Chief Executive Officer of ibibo’s business division ‘goibibo’ any other authorized person.

•	For IGT: Director or any other authorized person.

(jointly referred to as “Contract Managers”) for resolution. Contract Managers shall negotiate in good faith to attempt to resolve such disputes within 21 days (or such other time as agreed in writing between the parties) after it has been referred to them.

ii.	Should the respective Contract Manager be unable to resolve any dispute in accordance with Clause j (i) above, then the parties shall refer the dispute for arbitration in accordance with the Arbitration and Conciliation Act, 1996 to be held at Delhi in English language. The arbitration will be conducted by a sole arbitrator appointed by parties by mutual decision. Subject to this, parties can approach the courts in accordance with Clause i above, provided that each party is free to approach such courts at any time for injunctive or equitable relief.

iii.	For the avoidance of doubt, use of this dispute resolution procedure will not constitute a waiver of any right of either party under this Agreement including obtaining injunction.

In witness whereof both the parties have executed this agreement on the date mentioned hereinbelow at Delhi.

For InterGlobe Technologies Inc.	For ibibo Group Private Limited

/s/ Anil Parashar Authorized Signatory Name: Anil Parashar Designation: Director	/s/ Ashish Kashyap Authorized Signatory Name: Ashish Kashyap Designation: Chief Executive Officer

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

SCHEDULE A: LIST OF SOFTWARE PRODUCTS

Software provided	GD 2.5
Total Number of licenses given for the software	XXXX
PCC	XXXX

SCHEDULE B: CALCULATION AND PAYMENT OF INCENTIVES

a. Calculation of productivity incentives: The amount of productivity incentives for a calendar year shall be calculated by multiplying the actual number of Segments booked by ibibo in the calendar yearby the following applicable rate:

Segment Production	Financial Incentives per Segment (USD)
Percentage bookings on Galileo System	XXXX	XXXX	XXXX	XXXX
International Flights	XXXX	XXXX	XXXX	XXXX
XXXX	XXXX	XXXX	XXXX	XXXX
XXXX	XXXX	XXXX	XXXX	XXXX

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

b. Payment of Incentives: IGT shall pay upfront advance of XXXX (“advance amount”) to Ibibo. The upfront Advance shall be set off monthly against the bookings materialised on the Galileo GDS till such time the entire Upfront Advance is adjusted. Monthly invoices shall be raised by ibibo on the highest performance incentive slab. At the time of annual review, which shall be carried out by both the Parties in the month of January of each calendar year, suitable adjustments will be made to the total earning of ibibo in the previous calendar year, in case of any excess of productivity incentives have been set off against the bookings materialised by ibibo. The advance amount maybe replenished if it falls below 20% and if ibibo has made prior requisition of the same. Ibibo hereby commits to booking XXXX of the total segment bookings on Galileo system through the arrangement mentioned herein and in accordance with the exceptions herein listed. The payment to ibibo will be made in US Dollars. Notwithstanding anything contained herein, the business commitment of XXXX shall not be applicable once the upfront advance of XXXX only is exhausted.

The productivity incentives shall be adjusted by IGT on a monthly basis, however the commitment of XXXX shall be applicable and reviewed for every 12 months period. Business review shall take place every twelve months to analyse the business performance of IBIBO which can be further revised or modified post negotiations and mutual consent of both the Parties in writing.

In the event of any amounts being due by ibibo to IGT pursuant to any part of this Agreement, including but not limited to productivity incentives for abusive, speculative, fictitious or duplicative bookings, IGT shall inform Ibibo of the same.

c. IBIBO’S COMMITMENTS

Both Parties agree and acknowledge that IBIBO’s commitment to booking XXXX of the total segment bookings is effective from lst January, 2015.

Both Parties agree and acknowledge that IBIBO commits to booking XXXX of the total segment bookings through the arrangement herein subject to the following exceptions:

1. Technical issues

Technical issues shall include:

(a) issues including but not limited to availability of inventory and prices which may adversely effecting conversion rates of Ibibo.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

(b) issues leading to overall down gradation of performance of Galileo GDS in terms of parameters including but not limited to availability and prices of inventory as compared to the direct or indirect competitors of Galileo GDS and its own past performance.

(c) issues with the Galileo GDS leading to misrepresentation of pricing, fares rules and policies as compared to other GDS operators and Galileo GDS’s past performance. In the event Technical issues are not resolved within 10 days of intimation of the same by IBIBO to IGT, the same shall be considered material breach of the Agreement and IBIBO shall terminate the Agreement with immediate effect. IBIBO shall have the right to switch to other GDS operators from the date of intimation of the technical issues to IGT.

2. If the Galileo GDS breaks. IBIBO shall have the right to switch to other GDS operators from the time of the break down begins and continues.

3. New domestic and international airline carrier added after signing of the agreement. GDS segment on the same shall only be considered for the purpose of this agreement provided both parties have come to a mutual agreement on performance incentive. Else such new domestic and international airlines shall be outside the purview of this agreement.

4. XXXX.

In the event of occurrence of any of the above exceptions, IBIBO’s commitment of XXXX business through Galileo GDS shall not be applicable.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

SCHEDULE C

FAIR GUARANTEE POLICY

As Enclosed